Exhibit 10.1

EXECUTION COPY

Date Executive First Received this Agreement: October 28, 2009

Separation and General Release Agreement

This Separation and General Release Agreement (the “Agreement”) is made as of this 13th day of November 2009 by and among GT Solar Incorporated (f/k/a GT Equipment Technologies, Inc., and referred to throughout this Agreement as the “Company”) and Thomas M. Zarrella (“Executive,” and together with the Company, the “Parties”).

WHEREAS, Executive has been employed by the Company under terms set forth in that certain Employment Agreement dated December 30, 2005 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has ended (the “Separation”) effective as of October 28, 2009 (the “Separation Date”);

WHEREAS, Executive has been granted options (the “Stock Options”) (i) to purchase 159,103 shares of common stock (the “Common Stock”) of GT Solar International, Inc., the holder of majority of the outstanding capital stock of the Company (“Parent”), pursuant to that Stock Option Agreement dated as of December 21, 2007 (the “Stock Option Agreement”) and (ii) to purchase 254,047 shares of Common Stock effective September 1, 2009 (no agreement with respect to this grant has been executed by Executive), none of which have vested;

WHEREAS, Executive has been granted restricted stock units (the “RSUs”) (i) issuable for 400,000 shares of Common Stock pursuant to that Restricted Stock Unit Agreement dated as of February 12, 2009 (the “RSU Agreement”), none of which have vested, and (ii) issuable for 133,374 shares of Common Stock effective September 1, 2009 (no agreement with respect to this grant has been executed by Executive), none of which have vested;

WHEREAS, Executive has been granted 173,496.2 Class A Shares (the “Class A Holdings Shares”), 175,831.9 Class B Shares (the “Class B Holdings Shares”) and 79,768.7 Class C Shares  (the “Class C Holdings Shares,” and together with the Class A Holdings Shares and the Class B Holdings Shares, the “Holdings Shares”) in GT Solar Holdings, LLC (“Holdings”) pursuant to the Limited Liability Company Agreement of GT Solar Holdings, dated as of December 30, 2005 (the “LLC Agreement”);

WHEREAS, in August 2009, the Board of Directors of the Parent approved Executive’s participation in the Parent’s Fiscal Year 2010 Executive Incentive Program (the “EIP”);

WHEREAS, Executive has certain rights with respect to amounts contributed under the Company’s 401(k) Plan (the “401(k) Plan”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.                                      Acknowledgment of Separation.  The Parties acknowledge and agree that the Separation is effective as of October 28, 2009.

2.                                      Resignation of Offices.  Effective as of the Separation Date, Executive voluntarily resigns his position as President and Chief Executive Officer of the Company, and from any and all other offices or manager positions which he holds at the Company, Parent, or the Company’s subsidiaries.  Effective as of the date hereof, Executive voluntarily resigns his position as a Director of the Parent and the Company and all board positions which he holds at any subsidiaries of the Company.

3.                                      Executive’s Acknowledgment of Consideration.  Executive specifically acknowledges and agrees that certain of the obligations created and payments made to him by the Company and/or the Parent under this Agreement are promises and payments to which he is not otherwise entitled under any law or contract.

4.                                      Payments and Benefits Upon and After the Separation.

(a)                                  Final Pay.  On the next regular payroll date following the date of this Agreement, Executive shall receive a lump sum payment of any and all then-outstanding final wages for services performed for the Company through and including the Separation Date plus any and all then-outstanding accrued and unused vacation, minus, in each case, applicable federal, state and local tax withholdings.

(b)                                 Severance Benefits.  Upon the effectuation of this Agreement as required by Section 13 hereof, Executive (or his heirs or assigns) shall become entitled to receive the severance benefits described below in Sections 4(b)(i) and 4(b)(ii) (the “Severance Benefits”).

(i)                                     Severance Pay.  Executive shall be entitled to receive severance payments totaling $425,000, representing twelve months of Executive’s base salary at the rate in effect as of the Separation Date, minus applicable federal, state and local tax withholdings.  Payments shall be made in twenty-six equal installments payable on a bi-weekly basis in accordance with Company’s customary payroll practices (the “Severance Payments”) beginning on the first payroll date immediately following the expiration of the Revocation Period.

(ii)                                  Medical and Dental Insurance Benefits.  Executive shall be entitled to receive continuation, at the Company’s expense, of the medical and dental insurance benefits to which Executive was entitled during the Company’s fiscal year 2010 prior to the Separation Date, for a period equal to the lesser of (x) twelve months following the Separation Date, or (y) the period ending on the date Executive first becomes entitled to receive similar benefits, following completion of any waiting period, under any plan maintained by any person for whom Executive provides services as an employee or otherwise.

(c)                                  COBRA and COBRA Premium Payments.  Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Executive shall be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company (“COBRA coverage”) at the Company’s expense for up to 12 months following the Separation Date and at Executive’s expense thereafter, if required, subject to the provisions of COBRA coverage in effect at that time.  The Company shall provide Executive with the appropriate COBRA coverage notice and election form for this purpose.  Executive shall notify the Company within two weeks of any change in his circumstances that would warrant discontinuation of his COBRA coverage and benefits (including but not limited to Executive’s receipt, following completion of any waiting period, of group medical benefits from any other employer).  The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents shall be determined in accordance with Section 4980B of the Code.

(d)                                 Stock Options.  Executive acknowledges and agrees that:

(i)                                     as of the Separation Date, Executive held the Stock Options and no other options to purchase shares of common stock of Parent or the Company;

(ii)                                  pursuant to the terms of the Stock Option Agreement, as of the Separation Date (A) Stock Options covering 72,922 shares of Common Stock have vested, and (B) Stock Options covering the balance of the 86,181 shares of Common Stock under the Stock Option Agreement shall automatically expire and be forfeited and cancelled;

(iii)                               all of the Stock Options granted in 2009 shall automatically expire and be forfeited and cancelled; and

(iv)                              the Stock Options covering those shares of Common Stock referenced in the preceding clause (ii)(A) that are vested as of the Separation Date shall be and continue to be exercisable until the date that is sixty (60) days after the Separation Date, whereupon such vested Stock Options shall automatically expire to the extent not then exercised.

(e)                                  RSUs.  Executive acknowledges and agrees that:

(i)                                     as of the Separation Date, Executive held the RSUs and no other restricted stock units of Parent or the Company; and

(ii)                                  as of the Separation Date (A) none of the RSUs have vested, and (B) all of the RSUs shall automatically be forfeited and cancelled.

(f)                                    Holdings Shares.  Executive acknowledges and agrees that (i) Executive holds the Holdings Shares and no other equity interests in Holdings, (ii) pursuant to the terms of the LLC Agreement, as of the Separation Date (A) 131,873.9 of the Class B Holdings Shares have vested and shall be subject to repurchase by Holdings in accordance with Sections 3.2(b)(iv) and 3.9 of the LLC Agreement, and (B) the balance of the 43,958.0 Class B Holdings Shares shall automatically expire and be forfeited and cancelled as of the Separation Date, and (iii) pursuant to the terms of the LLC Agreement, the Class A Holdings Shares and the Class C Holdings Shares are not subject to forfeiture or cancellation as of the Separation Date and Executive shall continue to hold the Class A Holdings Shares and Class C Holdings Shares following the Separation Date in accordance with the terms of the LLC Agreement.  Executive also acknowledges and agrees that the terms and provisions of that letter agreement between Executive and Holdings, dated as of July 29, 2008, regarding distributions in respect of the Holdings Shares, remains in full force and effect.

(g)                                 Special Payment.  Executive shall be entitled to receive a special payment of $350,000, minus applicable federal, state and local tax withholdings.  Such payment shall be made in a lump sum within five (5) business days after the expiration of the Revocation Period.  Such payment does not represent any payment on or settlement with respect to any of the Stock Options or RSU’s which were forfeited and cancelled pursuant to this Agreement or with respect to any other agreement or arrangement between Executive and the Company, the Parent and/or any of their respective subsidiaries.

(h)                                 Legal Expenses.  The Company shall promptly pay all attorneys’ fees and expenses (not to exceed $20,000 in the aggregate) actually incurred by Executive and invoiced to the Company in connection with the Separation and the negotiation of this Agreement.

(i)                                     Indemnification.  The Company represents that the Parent’s Board of Directors is considering approval of an Indemnification Agreement for its directors, and the Company agrees that if the Board of Directors of the Parent approves an Indemnification Agreement (with or without modifications) for its directors prior to October 28, 2010, the Parent will promptly enter into an Indemnification Agreement with Executive, relating to his service as a director, in the form approved by its Board of Directors.

(j)                                     Internal Revenue Code Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.  For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(k)                                  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

5.                                      Confidential Information; Non-Competition; Non-Solicitation. Executive represents, warrants and covenants that, during his employment with the Company, he has complied in all respects with all of the provisions of the Confidentiality and Non-Competition Agreement dated December 30, 2005 (the “Restrictive Covenant Agreement”)

between the Company and Executive, and Executive agrees to continue to comply with and be bound by the Restrictive Covenant Agreement from and after the Separation in accordance with the terms thereof.

6.                                      General Release and Waiver.

(a)                                  General Release.  Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and fully and forever releases, acquits and discharges (A) each of the Fully Released Parties , from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Agreement (but not including Executive’s or the Company’s performance under this Agreement) (collectively, the “Released Claims”), and (B) each of the Employment Related Released Parties from any and all Released Claims arising out of Executive’s application for and employment with the Company, Parent and their respective subsidiaries, his being a director, officer or employee of the Company, Parent and their respective subsidiaries, or the Separation, including, without limitation in each case (A) and (B), any of the foregoing arising out of or in any way related to or based upon:

(i)                                     Executive’s application for and employment with the Company, Parent and their respective subsidiaries, his being a director, officer or employee of the Company, Parent and their respective subsidiaries, or the Separation;

(ii)                                  any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii)                               any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

(iv)                              any federal, state or local statute, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1987, as amended.

“Fully Released Parties” shall mean each of the Company, the Parent, GT Solar Holdings, LLC, GFI Energy Ventures, LLC and their respective subsidiaries, together with the past and present directors, members, officers, employees and attorneys of the foregoing and the respective successors and assigns of the foregoing.

“Employment-Related Released Parties” means the respective past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents, affiliates and representatives of each Fully Released Party and their respective heirs, executors, administrators, personal representatives, successors and assigns; provided, in each case, a Fully Released Party shall not be deemed an Employment-Related Released Party.

“Releasees” shall mean the Fully Released Parties and the Employment-Related Released Parties.

(b)                                 Acknowledgment of Waiver;  Disclaimer of Benefits.  Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Notwithstanding the foregoing, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of any such charge or investigation.

(c)                                  Effect of Release and Waiver.  Executive understands and intends that this Section 6 constitutes a general release of all claims to the extent provided in Section 6(a), above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.  Notwithstanding the foregoing or any other provision contained herein, Executive does not release any of the following (and none of the following is included in the definition of “Claim”):

(i)                                     claims that Executive may have against the Company or the Parent for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

(ii)                                  claims that arise after the date of this Agreement;

(iii)                               any accrued and vested rights or entitlements that Executive has under any applicable written (a) plan, (b) policy, (c) program or (d) arrangement of, or (e) other written agreement, including this Agreement, with, the Company, the Parent or the Company’s subsidiaries; and

(iv)                              Executive’s right to be indemnified and to have his expenses advanced by the Parent (A) as set forth in the Parent’s Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement, (B) as required under applicable law or (C) as permitted pursuant to the Company’s and/or the Parent’s directors’ and officer’s liability insurance policies, in each case with respect to any liability and/or expenses he incurs or incurred as an employee, officer and/or director of the Company, the Parent and/or any of their respective subsidiaries;

(v)                                 any right or entitlement Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he, the Company, the Parent and/or any of their respective subsidiaries or employees are jointly liable and only in the event and to the extent that the Parent’s indemnification obligations for the benefit of Executive under the Parent’s Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement are determined by the final judgment of a court of competent jurisdiction to be unenforceable with respect to such judgment.

(d)                                 Waiver of Unknown Claims.  Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

(e)                                  The Company hereby represents and warrants to Executive that, as of the date of this Agreement, neither the Company nor the Parent is aware of any facts and circumstances relating to his employment by the Company and/or its affiliates which would form the basis for the Company and/or its affiliates to assert any claim against Executive for any reason relating to his employment by the Company and/or its affiliates or the Separation and, at the date hereof, the Company and the Parent have no intention of asserting any such claim against Executive.

7.                                      Executive’s Representations and Covenants Regarding Actions.  Executive represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Agreement has he knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company, the Parent and/or their respective subsidiaries.  Executive further represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 6(a) above; and, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company and the Parent his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company or the Parent, to institute any Claim against the Releasees or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

8.                                      No Disparaging Remarks.  Executive hereby covenants to each of the Releasees and agrees that he shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Releasees, or any of their products, services, businesses, reputation, goodwill or activities.  The Company hereby covenants to Executive that it will instruct the officers and directors of the Company and the Parent who hold such positions on the date of this Agreement that they shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Executive.

Nothing in this Section 8 will prevent either Party from making a truthful statement (i) in response to a statement by the other Party that violates this Section 8, (ii) to the extent necessary with respect to any litigation, arbitration or mediation, including without limitation, any litigation, arbitration or mediation to enforce this Agreement, (iii) to the extent required by law or by any court or by any governmental, administrative or regulatory body with apparent jurisdiction to order such Party to disclose or make accessible such information, or (iv) to the other Party.

9.                                      No Conflict of Interest.  Executive hereby covenants and agrees that he shall not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with his obligations, covenants or agreements hereunder or which could cause any of his representations or warranties made herein to be untrue or inaccurate

10.                               Executive’s Business and Litigation Assistance and Cooperation.

(a)                                  Executive’s Business Assistance and Cooperation.  Executive shall make himself reasonably available to assist and cooperate with the Company, the Parent and/or their respective subsidiaries in connection with any internal and/or independent review of the policies, procedures and activities of the Company, the Parent and/or their respective subsidiaries in respect of all periods during which Executive was employed by the Company or any of its subsidiaries.  To the extent that Executive provides any services to the Company, the Parent and/or their respective subsidiaries after December 1, 2009 that exceed 100 hours, the Company shall pay Executive for such assistance and cooperation a consulting fee at the rate of $400 per hour; provided, however, that (x) the Company shall not be required to compensate Executive for any assistance or cooperation relating to or arising from any litigation, arbitration, government or any other administrative proceeding involving the Company and/or other Releasees (each, a “Proceeding”) in which Executive is also named as a defendant and (y) for purposes of calculating the 100 hours of assistance and  cooperation, no assistance or cooperation described in the foregoing clause (x) shall be included.  Any travel time shall be compensated at 50% of this hourly rate unless Executive is actively working during such travel time.

(b)                                 Executive’s Litigation Assistance and Cooperation.  Executive acknowledges and affirms his understanding that he may be a witness in a Proceeding.  Executive hereby covenants and agrees to testify truthfully in any and all such Proceedings.  Executive further covenants and agrees, upon prior notice, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Releasees and with its or their respective attorneys and advisors in connection with any such Proceeding.  Executive shall not be compensated for any of his time spent testifying or preparing to testify in any dispute involving the Company or any Releasee in a Proceeding, but otherwise shall receive consulting fees pursuant to Section 10(a) above.

(c)                                  The Company will make all reasonable efforts to insure when seeking assistance and cooperation that Executive’s assistance and cooperation pursuant to Sections 10(a) and 10(b) above will not materially interfere with (A) Executive’s employment and business responsibilities and obligations or (B) Executive’s important personal obligations.

(d)           Executive’s Expenses.  Executive shall be entitled to reimbursement for Demonstrably Lost Wages, and to reimbursement of any reasonable, pre-approved out-of-pocket expenses for travel, lodging, meals and other transportation, in each case incurred by him in relation to any assistance and cooperation supplied by Executive as described in this Section 10.  “Demonstrably Lost Wages” means, to the extent Executive is employed in a full-time position with an employer (other than himself or an entity he directly or indirectly owns or controls) and must take an unpaid leave of absence to provide any assistance or cooperation relating to or arising from any Proceeding in which Executive is also named as a defendant, the lesser of (A) the wages that Executive lost as a result of taking such unpaid leave of absence as set forth in a written statement to the Company from Executive’s full-time employer or (B) $400 per hour.

11.          Return of Corporate Property; Conveyance of Information.

(a)           Company Property.  Upon his Separation, Executive hereby covenants and agrees to immediately return all documents, keys, credit cards (without further use thereof), and all other items which are the property of the Company, the Parent and/or their respective subsidiaries and/or which contain confidential information; and, in the case of documents, to return any and all materials of any kind and in whatever medium evidenced, including, without limitation, all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.  Notwithstanding anything to the contrary contained herein, and provided that such items do not contain or reflect Confidential Information as defined in the Restrictive Covenant Agreement, Executive will be entitled to retain (i) papers and other materials of a personal nature, including without limitation personal photographs, personal correspondence, personal diaries, personal calendars and personal rolodexes, personal phone books and files relating to his personal affairs, (ii) information showing Executive’s compensation or relating to his reimbursement of business related expenses, (iii) information Executive reasonably believes may be needed for the planning and preparation of his personal tax returns and (iv) copies of Company plans and agreements relating to Executive’s employment with or separation from the Company.  In addition, Executive will be entitled to retain his mobile phone/personal communications device.

(b)           Information.  Executive hereby acknowledges and affirms that he possesses intellectual information regarding the Company, the Parent and their respective subsidiaries and their businesses, operations, and customer relationships.  In addition to the obligation to turn over any physical embodiment of such information as defined in the Federal Rules of Civil Procedure and pursuant to Section 11(a), above, and to keep such information strictly confidential pursuant to Section 5, above, Executive agrees to make himself available from time to time at the request of the Company, the Parent or their respective subsidiaries (during normal business hours and with reasonable prior notice) to discuss and disseminate such information and to otherwise cooperate with the efforts of the Company, the Parent or their respective subsidiaries relating thereto.

12.          Remedies.  Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements and obligations under Sections 5 through 8 of this Agreement, monetary damages would be inadequate to compensate the Releasees or any of them.  Accordingly, in addition to other remedies which may be available to the Releasees hereunder or otherwise at law or in equity, (i) any of the Company or the Parent shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto and (ii) any Releasee shall be entitled to specifically enforce the covenants, obligations and restrictions set forth in Sections 6 through 8 through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto.  Further, in the event of such breach by Executive which is not cured (if curable) within 20 days after the Executive receives notice from the Company or the Parent (in case of clause (i)) or any Releasee (in case of clause (ii)) describing such breach in reasonable detail, to the maximum extent permitted by applicable law, (x) all payments and benefits made or to be made to Executive under this Agreement shall be eliminated, and (y) Executive shall be required to (a) return all but $100 of any consideration paid by the Company under this Agreement, and (b) pay all legal fees and costs of the Releasees associated with any injunctive or enforcement actions successfully undertaken by the Releasees.  Should any provision hereof be adjudged to any extent invalid by any tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

13.          Acknowledgment of Voluntary Agreement;  ADEA Compliance.  Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA.  Executive understands that he may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”) he shall have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder shall become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof.  In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company on or before the last day of the Revocation Period.

14.          Complete Agreement; Inconsistencies.  This Agreement, including the Employment Agreement, Restrictive Covenant Agreement, Stock Option Agreement, RSU Agreement, the LLC Agreement and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede in their entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement, including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 6 hereof.

15.          No Strict Construction.  The language used in this Agreement shall be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction shall be applied against any Party.

16.          Non-Admission.  Nothing herein shall be deemed or construed to represent an admission by the Company or the Releasees of any violation of law or other wrongdoing with respect to Executive.

17.          Third Party Beneficiaries.  The Parent is an intended third party beneficiary of Sections 5 through 8 of this Agreement, and Releasees are intended third-party beneficiaries of Sections 6 through 8 of this Agreement, and such Sections may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.  Executive’s heirs or assigns also are intended third-party beneficiaries with respect to the payments set forth in Section 4 of this Agreement in the event of Executive’s death or incompetence, and this Agreement may be enforced by each of them in accordance with the terms of that Section 4 in respect of the rights granted to such heirs or assigns therein.  Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any Person other than the Parties, and no such other Person shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and the Executive, on the other hand.

18.          Tax Withholdings.  Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

19.          Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of New Hampshire.  In furtherance of the foregoing, the internal law of the State of New Hampshire shall control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

20.          Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

21.          Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

22.          Successors and Assigns.  The Parties’ obligations hereunder shall be binding upon their successors and assigns.  The Parties’ rights and the rights of the other

Releasees shall inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns.  The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company.  In the event that the Company is dissolved, all obligations of the Company under this Agreement shall be provided for in accordance with applicable law.

23.          Amendments and Waivers.  No amendment to or waiver of this Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.

24.          Headings.  The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

25.          Disputes.  Subject to the terms of, and any exceptions provided in, this Agreement, any controversy or claim (including all claims pursuant to common and statutory law) between Executive and the Company, including without limitation, all controversies and claims relating to this Agreement or arising out of or relating to the subject matter of this Agreement, Executive’s employment with the Company, and/or Executive’s separation from the Company (“Disputes”), will be resolved exclusively through binding arbitration.  The Parties hereto each waive the right to a jury trial and each waive the right to adjudicate their Disputes outside the arbitration forum provided for in this Agreement, except as otherwise provided in this Agreement or required by applicable law.  Such arbitrations will be conducted by and in accordance with the governing rules of the American Arbitration Association.  The arbitration will be held in the City of Manchester, State of New Hampshire, unless Executive and the Company mutually agree otherwise.  Disputes shall be subject to the provisions of New Hampshire Revised Statutes Annotated Chapter 542.  Nothing contained in this Section 25 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another Party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings.  The fees and expenses of the arbitrator will be borne by the Company subject to any rules of the selected arbitration service that permit the arbitrator in his or her discretion to require any one or more of the Parties to bear all or any portion of the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator will be granted and will be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the Dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise.  As to Disputes not relating to Employment Laws, the arbitrator will have the authority to award any remedy or relief that a Court of the State of New Hampshire could order or grant.  The decision and award of the arbitrator will be in writing and copies thereof will be delivered to each Party.  The decision and award of the arbitrator will be binding on all Parties.  In rendering such decision and award, the arbitrator will not add to, subtract from or otherwise modify the provisions of this Agreement.  Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof.  Except as otherwise specifically provided in this Section 25, each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator.  Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding will promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order.  Both during and after the entire arbitration process as contemplated herein, the arbitration itself and information and discovery disclosed in the arbitration process (“Arbitration Information”) shall be maintained in strictest confidence by the Parties and their counsel and by the authorized Party to whom Arbitration Information is disclosed.  Arbitration Information may be used, possessed, and disclosed only as allowed in this Agreement, and only for the purposes of arbitration and related proceedings pursuant to this Agreement, and for no other purpose whatsoever.  Accordingly, without limitation, Arbitration Information may not be disclosed:  (1) to any judicial, governmental, regulatory, administrative, arbitral, corporate, or other entity not administering arbitration under this Agreement; (2) to any member of the general public; or (3) to the media; provided, however, that Arbitration Information may be disclosed to (A) the arbitration Parties and their respective advisors, consultants and experts (and such Parties’ authorized employees and agents); (B) the arbitrator and arbitration administrator (and their authorized staffs); (C) fact witnesses reasonably expected to offer relevant evidence in an arbitration proceeding, and (D) a court of competent jurisdiction in an action to enforce arbitration or an arbitration order under this Agreement, or as otherwise required by a court of competent jurisdiction or by a governmental, administrative or regulatory body with apparent jurisdiction to order disclosure.  The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials, and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party or a requirement of its disclosure by a governmental, administrative or regulatory body with apparent jurisdiction to order disclosure.  The consideration for this Agreement includes the Parties’ mutual agreement to arbitrate their Disputes.  This Section 25 shall be construed and enforced under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

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IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement effective as of the date of the last signature affixed below or as otherwise provided in this Agreement.

READ CAREFULLY BEFORE SIGNING

I have read this Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement.  I understand that by executing this Agreement I will relinquish certain rights and demands I may have against the Releasees or any of them.

DATED:	11/13/09	By:	/s/ Thomas M. Zarrella
Thomas M. Zarrella

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DATED:	11/13/09	GT SOLAR INCORPORATED

		By:	/s/ Hoil Kim
Hoil Kim
Vice President, General Counsel and Secretary

[Signature Page to Thomas M. Zarrella Separation Agreement]